Exhibit 99.2

MERGER CONSIDERATION ELECTION FORM OF BCB SHAREHOLDER

The undersigned stockholder of BCB Holding Company, Inc. (the “Corporation”) is the beneficial owner of BCB common stock outstanding prior to August 1, 2013. Pursuant to the Agreement and Plan of Merger between the Corporation and The First Bancshares, Inc. (“First Bancshares”), and upon the approval of same by the shareholders of BCB at the special meeting of BCB shareholders to be held on May 29, 2014, holders of BCB common stock prior to August 1, 2013 may elect to receive their consideration for shares of BCB common stock in cash and/or First Bancshares common stock.

IF YOU DO NOT ELECT A PERCENTAGE, OR YOU DO NOT RETURN A PROXY AND/OR THIS FORM AT OR BEFORE THE SPECIAL MEETING, YOU WILL RECEIVE ONLY SHARES OF FIRST BANCSHARES COMMON STOCK AS YOUR PRO RATA SHARE OF THE MERGER CONSIDERATION.

FURTHER, IF THE AMOUNT OF FIRST BANCSHARES COMMON STOCK SELECTED BY BCB SHAREHOLDERS AS MERGER CONSIDERATION IS LESS THAN 30% OF THE TOTAL MERGER CONSIDERATION, FIRST BANCSHARES MAY ADJUST THE COMPOSITION OF THE CONSIDERATION TO ENSURE THAT AT LEAST 30% OF THE AGGREGATE MERGER CONSIDERATION CONSISTS OF FIRST BANCSHARES COMMON STOCK.

Please indicate your desired percentage (numerically from 0% to 100% or a combination equal to 100%) of First Bancshares common stock and cash for your merger consideration:

First Bancshares common stock

I would like ____% of my pro rata share of the merger consideration in shares of First Bancshares common stock.

Cash

I would like ____% of my pro rata share of the merger consideration in cash.

Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each stockholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:_______________, 2014            ____________________________________
    Month Day                    Signature of Stockholder

                        ____________________________________
Signature of Other Stockholder
(If held jointly)

YOUR ELECTION OF CASH OR FIRST BANCSHARES COMMON STOCK IS SUBJECT TO PRORATION AS DESCRIBED IN THIS FORM AS WELL AS THE PROXY STATEMENT/PROSPECTUS